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                                                                      Exhibit 99

NEWS                                                        LIBBEY INC.
BULLETIN                                                    300 MADISON AVE.
                                                            P.O. BOX 10060
                                                            TOLEDO, OH 43699


[THE FINANCIAL RELATIONS BOARD INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
MONDAY, AUGUST 18, 1997

              LIBBEY INC. ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT
                   TO FORM JOINT VENTURE IN MEXICO AND FOR THE
                      ACQUISITION OF WORLDCRISA IN THE U.S.



TOLEDO, OHIO, AUGUST 18, 1997 -- Today, LIBBEY INC. (NYSE:LBY) announced that it has signed definitive agreements with Vitro S.A., (NYSE:VTO) the largest glass manufacturer in Mexico, to become a joint venture partner in Vitro's glass tableware business and acquire Vitro's WorldCrisa subsidiary.

The agreements include:

- Libbey becoming a 49 percent equity holder in Vitrocrisa, the largest manufacturer of glass tableware in Mexico and currently a wholly owned subsidiary of Vitro

- Establishing reciprocal distribution agreements, whereby Libbey becomes the distributor of Vitrocrisa glass tableware products in the United States and Canada, and Vitrocrisa becomes the distributor of Libbey products in Mexico, Central and South America.

- Libbey purchasing the business known as WorldCrisa, a supplier of flatware, dinnerware and other tabletop products to the foodservice industry in the United States.

The joint venture and distribution agreements align the capabilities of these two glass tableware manufacturers, and are intended to take advantage of each company's specific manufacturing and distribution capabilities to benefit customers and thereby expand Libbey's and Vitrocrisa's sales



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Libbey Inc.
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opportunities domestically and internationally. Specifically, both companies intend to work together in pursuing glass tableware expansion opportunities internationally.

In addition, the acquisition of WorldCrisa, which will be renamed World Tableware, expands Libbey's offering of tabletop products to the foodservice industry to include stainless steel flatware and holloware and a wide selection of imported dinnerware.

The cash purchase price for the above transactions is approximately $100 million. It is expected that the transactions will close in the near future.

Libbey Inc. is a leading producer of tabletop products for the foodservice industry and a major supplier of glass tableware to retail, industrial and premium users. In addition to its sales in the United States and Canada, Libbey exports to more than 100 countries around the world. In 1996, its net sales totaled $398 million. Based in Toledo, Ohio, the company operates glass tableware manufacturing plants and full-line distribution centers in City of Industry, California; Shreveport, Louisiana; Toledo, Ohio; and Wallaceburg, Ontario, Canada. In addition, through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for the foodservice industry in the United States.

Vitro, S.A. produces glass containers, flat glass, automotive glass, glassware, plastic containers, aluminum cans and household goods for commercial, industrial and consumer use. Vitro supplies numerous industries, including food and beverage, construction and automotive. Based in Monterrey, Mexico and founded in 1909, Vitro has more than a dozen strategic alliances with large corporations around the world. It has its own facilities in seven countries, including Mexico and the United States, and exports its products to more than 60 countries worldwide.


    FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
                DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL "LBY."